Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$782,000.00	$90.63

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

PRICING SUPPLEMENT

Dated March 21, 2017

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Autocallable Step Up Notes

Linked to the EURO STOXX 50® Index

▶	$782,000 Autocallable Step Up Notes Linked to the EURO STOXX 50® Index

▶	3-year term if not called prior to maturity

▶	The notes will be automatically called on an annual call observation date if the closing level of the reference asset is greater than or equal to its initial level

▶	Call premium of 13% per annum

▶	A return equal to the greater of 30% or the reference return if the notes are not called and the reference return is greater than or equal to 0%

▶	1:1 downside exposure to any decrease in the level of the reference asset if the notes are not called

▶	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Step Up Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-1 of the accompanying prospectus supplement, and page S-2 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $947 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$20	$980
Total	$782,000	$15,640	$766,360

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.00% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 3.60% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Autocallable Step Up Notes

This pricing supplement relates to an offering of Autocallable Step Up Notes. The Notes will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus, and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should be willing to forgo any interest and dividend payments during the term of the Notes, and be willing to have the Notes called prior to maturity at the applicable Call Price, and if the Notes are not called and the Reference Return is less than 0%, lose up to 100% of your principal.

This pricing supplement relates to an offering of Notes linked to the performance of the EURO STOXX 50® Index (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The EURO STOXX 50® Index (“SX5E”)

Trade Date:	March 21, 2017

Pricing Date:	March 21, 2017

Original Issue Date:	March 24, 2017

Final Valuation Date:	March 19, 2020, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Maturity Date:	March 24, 2020. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Call Premium:	13% per annum

Call Feature:	If the Official Closing Level of the Reference Asset is greater than or equal to its Initial Level on either Call Observation Date, the Notes will be automatically called, and you will receive the applicable Call Price on the corresponding Call Payment Date.

Call Observation Dates:	March 21, 2018 and March 20, 2019, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Call Payment Dates:	March 26, 2018 and March 25, 2019, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Call Premiums and Call Prices:	The applicable Call Premium and Call Prices are as follows:

Call Observation Dates	Call Premiums	Call Prices (per Note)

March 21, 2018	13%	$1,130

March 20, 2019	26%	$1,260

Step Up Percentage:	30%

PS-2

Payment at Maturity:

Unless the Notes are called, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, calculated as follows:

■      If the Reference Return on the Final Valuation Date is greater than or equal to 0%, the greater of:

1.      $1,000 + ($1,000 × Reference Return); and

2.      $1,000 + ($1,000 × Step Up Percentage).

■      If the Reference Return on the Final Valuation Date is less than 0%:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is less than 0%. For example, if the Reference Return is -30%, you will incur a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than 0%, you will lose some or all of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	3,429.62, which was the Official Closing Level of the Reference Asset on the Pricing Date.

Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date.

Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the level displayed on the Bloomberg Professional® service page “SX5E <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.

CUSIP/ISIN:	40433UY42/US40433UY425

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

GENERAL

This pricing supplement relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, beginning on page S-1 of the prospectus supplement and beginning on page S-2 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

PS-4

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Level of the Reference Asset on either annual Call Observation Date is greater than or equal to the Initial Level. If the Notes are automatically called, investors will receive, on the corresponding Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to the Call Price for the applicable Call Observation Date. The Call Price is a cash payment reflecting a return equal to the Call Premium of 13% per annum.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment determined as follows:

▶	If the Reference Return on the Final Valuation Date is greater than or equal to 0%, the greater of:

1.	$1,000 + ($1,000 × Reference Return); and
2.	$1,000 + ($1,000 × Step Up Percentage).

▶	If the Reference Return on the Final Valuation Date is less than 0%:

$1,000 + ($1,000 × Reference Return)

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is less than 0%. For example, if the Reference Return is -30%, you will incur a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than 0%, you will lose some or all of your investment.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

STOXX Limited is the reference sponsor.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Level of the Reference Asset will be greater than or equal to the Initial Level on at least one Call Observation Date or the Final Valuation Date.

▶	You are willing to be exposed to any negative Reference Return on a 1-to-1 basis if the Notes are not called.

▶	You are willing to make an investment whose return is limited to the pre-specified Call Premium if the Notes are called.

▶	You are willing to hold the Notes that will be called on either Call Observation Date on which the Official Closing Level of the Reference Asset is greater than or equal to the Initial Level, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo dividends or other distributions paid on the stocks included in the Reference Asset.

▶	You do not seek current income from this investment.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Level of the Reference Asset will be below the Initial Level on the two Call Observation Dates and the Final Valuation Date.

▶	You are unwilling to make an investment that is exposed to any negative Reference Return on a 1-to-1 basis if the Notes are not called.

▶	You seek an investment that provides full return of principal at maturity.

▶	You seek an investment whose return is not limited to the pre-specified Call Premium if the Notes are called.

▶	You are unable or unwilling to hold Notes that will be called on either Call Observation Date on which the Official Closing Level of the Reference Asset is greater than or equal to the Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive the dividends or other distributions paid on the stocks included in the Reference Asset.

▶	You seek an investment with current income.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-6

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-2 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks included in the Reference Asset. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

►	“— Risks Relating to All Note Issuances” in the prospectus supplement;

►	“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

►	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

►	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be fully exposed to any decrease in the level of the Reference Asset if the Notes are not called. Accordingly, if the Notes are not called and the Reference Return is less than 0%, you may lose up to 100% of your investment at maturity.

The Notes may be called prior to the Maturity Date.

If the Notes are automatically called early, the holding period could be as little as 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

Your return on the Notes is limited to the Call Premium if the Notes are called.

If the Notes are called, your potential gain on the Notes will be limited to the Call Premium, regardless of the appreciation in the Reference Asset, which may be significant. Therefore, your return on the Notes may be less than an investment in the securities included in the Reference Asset.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity or upon automatic call, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

PS-7

The amount payable on the Notes is not linked to the level of the Reference Asset at any time other than the Call Observation Dates and the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Level of the Reference Asset on the Call Observation Dates and the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset is greater than or equal to the Initial Level during the term of the Notes other than on a Call Observation Date but then decreases on the Call Observation Dates to a level that is less than the Initial Level, the Notes will not be called. Similarly, even if the level of the Reference Asset is greater than the Initial Level during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Initial Level, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such decrease. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its level on the Call Observation Dates and the Final Valuation Date, whether the Notes will be called and the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on those days.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of the Reference Asset concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the level of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the Notes and their return.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date may be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 7 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the

PS-8

Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risks associated with non-U.S. companies.

The level of the Reference Asset depends upon the stocks of companies located within the Eurozone, and thus involves risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that comprise the Reference Asset are traded in euro, and your Notes are denominated in U.S. dollars, the amount payable on your Notes, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the Reference Asset, and therefore the value of your Notes. The amount we pay in respect of your Notes, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

PS-9

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the Official Closing Level of the Reference Asset on either Call Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Reference Asset from -100% to +100%, assuming the Notes are not called prior to maturity. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples are based on the following terms:

Term:	3 years (if not called prior to maturity)

Hypothetical Initial Level:*	3,000

Step Up Percentage:	30%

Call Premiums and Call Prices on the Call Observation Dates:

Call Observation Dates	Call Premiums	Call Prices (per Note)
March 21, 2018	13%	$1,130
March 20, 2019	26%	$1,260

*The actual Initial Level is set forth on page PS-3 of this pricing supplement.

Hypothetical Payment at Maturity

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Payment at Maturity (Assuming the Notes Are Not Called)	Hypothetical Return on the Notes
6,000.00	100.00%	$2,000.00	100.00%
5,400.00	80.00%	$1,800.00	80.00%
4,800.00	60.00%	$1,600.00	60.00%
4,200.00	40.00%	$1,400.00	40.00%
3,900.00	30.00%	$1,300.00	30.00%
3,600.00	20.00%	$1,300.00	30.00%
3,300.00	10.00%	$1,300.00	30.00%
3,150.00	5.00%	$1,300.00	30.00%
3,000.00	0.00%	$1,300.00	30.00%
2,700.00	-10.00%	$900.00	-10.00%
2,400.00	-20.00%	$800.00	-20.00%
2,100.00	-30.00%	$700.00	-30.00%
1,800.00	-40.00%	$600.00	-40.00%
1,200.00	-60.00%	$400.00	-60.00%
600.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

PS-10

For Purpose of Examples 1 and 2, the Notes Are Called on a Call Observation Date

The Notes are called because the Official Closing Level of the Reference Asset is greater than or equal to its Initial Value on one of the Call Observation Dates, and you will receive the applicable Call Price.

Example 1—The Official Closing Level of the Reference Asset is 3,100 on the first Call Observation Date – the Notes are called.

Because the Official Closing Level of the Reference Asset on the first Call Observation Date is above the hypothetical Initial Level, the Notes are automatically called at the applicable Call Price of $1,130 per Note, representing a 13% return on the Notes.

Example 2— The Official Closing Level of the Reference Asset is 2,800 on the first Call Observation Dates, and is 3,500 on the second Call Observation Date – the Notes are called.

Because (i) the Official Closing Level of the Reference Asset on the first Call Observation Date is below the hypothetical Initial Level and (ii) the Official Closing Level of the Reference Asset on the second Call Observation Date is above the hypothetical Initial Level, the Notes are automatically called at the applicable Call Price of $1,260 per Note, representing a 26% return on the Notes.

For Purpose of Examples 3, 4 and 5, the Notes Are Not Called on either Call Observation Date

The Notes are not automatically called because the Official Closing Level of the Reference Asset is below its Initial Level on each Call Observation Date. Since the Notes are not called, the Payment at Maturity will be based on the Reference Return.

Example 3— The Final Level is 4,800, and the Reference Return is 60%.

Because the Reference Return is greater than the Step Up Percentage, you will receive $1,600 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × 60%) = $1,600

Example 4— The Final Level is 3,300, and the Reference Return is 10%.

Because the Reference Return is less than the Step Up Percentage but greater than 0%, you will receive $1,300 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 × Step Up Percentage)

= $1,000 + ($1,000 × 30%) = $1,300

Example 5— The Final Level is 1,200, and the Reference Return is -60%.

Because the Reference Return is negative, you will receive $400 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -60%) = $400

In this example, you would lose some or all of your Principal Amount at maturity.

If the Notes are not called and the Reference Return on the Final Valuation Date is less than 0%, you are fully exposed on a 1-to-1 basis to any decrease in the level of the Reference Asset. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

PS-11

THE EURO STOXX 50® INDEX

Description of the SX5E

The Reference Asset is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the Reference Asset, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from January 1, 2008 through March 21, 2017. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SX5E on either Call Observation Date or on the Final Valuation Date.

PS-12

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this pricing supplement except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Level. If a market disruption event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.00% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 3.60% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

PS-13

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss provided, that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

PS-14

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$782,000 Autocallable Step Up Notes

Linked to the EURO STOXX 50® Index

March 21, 2017

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-5
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-10
The EURO STOXX 50® Index	PS-12
Events of Default and Acceleration	PS-13
Supplemental Plan of Distribution (Conflicts of Interest)	PS-13
U.S. Federal Income Tax Considerations	PS-14
Validity of the Notes	PS-14

Equity Index Underlying Supplement
Disclaimer	S-1
Risk Factors	S-2
The DAX® Index	S-7
The Dow Jones Industrial AverageSM	S-9
The EURO STOXX 50® Index	S-11
The FTSETM 100 Index	S-13
The Hang Seng® Index	S-14
The Hang Seng China Enterprises Index®	S-16
The KOSPI 200 Index	S-19
The MSCI Indices	S-22
The NASDAQ-100 Index®	S-26
The Nikkei 225 Index	S-30
The PHLX Housing SectorSM Index	S-32
The Russell 2000® Index	S-36
The S&P 100® Index	S-40
The S&P 500® Index	S-44
The S&P 500® Low Volatility Index	S-47
The S&P BRIC 40 Index	S-50
The S&P MidCap 400® Index	S-52
The TOPIX® Index	S-55
Additional Terms of the Notes	S-57

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	54
Legal Opinions	57
Experts	58